EXHIBIT 99.1

Biodiesel — Fueling A Better Future
April 2007 Newsletter
Volume 3, Number 3

ANNUAL MEETING HELD: MARCH 31
On Saturday, March 31, 2007, the annual meeting of the Western Iowa Energy LLC membership was held at the Wall Lake Community Center. We were pleased that there were 347 members and guests present. Registration began at noon, and the meeting was called to order shortly after 1PM. As the membership registered, their current contact information was verified; for those of you who were not able to attend, we would like for you to contact us to ensure that we have your current mailing address. Registering and greeting members were Kris Ziegmann; Rebecca Breeding; LaRae Mauser; Linda Bush; Pam Horan; Cathy Geake; Terri Ramsbottom; and Sara Ross. At the voting table opening ballots and tallying the votes were Jody Aschinger, a unit holder of WIE; Jim Meyer, a unit holder and an original board member of WIE; Jim Schmidt, the auditor for WIE; and Jeanne Sorensen, the Compliance Coordinator at WIE. Other guests attending were Bill Hanigan and Sara Keenan from the law offices of Brown, Winick, Graves, Gross, Baskerville, and Schoenebaum, PLC, WIE’s attorney, and Mike Smith, the Vice President of Manufacturing at Renewable Energy Group, Inc.
Bill Horan, the current Chairman of your Board of Directors, conducted the meeting. He introduced the standing Board of Directors:
o	John Geake, Vice-Chairman

o	Kevin Ross, Secretary

o	Denny Mauser, Treasurer

o	Warren Bush

o	Nile Ramsbottom

o	Wayne Seaman
He also introduced the candidates for the two openings for the Board of Directors:
o	Dennis Lally (absent due to an unexpected out-of-town trip)

o	Nile Ramsbottom

o	Wayne Seaman

o	Rick Steinkamp
In appreciation for their untiring service to WIE and the roles they played in making WIE a successful venture, the members of the original board of directors were presented a plaque and a spade holder by John Geake, our former chairman of the board of directors. Those receiving awards were:

Warren Bush	Jim Meyer
Marla Conley	Mark Muensch
Jeff Cranston	Kevin Ross
John Geake	Tom Schroeder
Bill Horan	Dave Sieck
Denny Mauser	Orlin Steinkamp
Within the past year, BBI, the company that publishes the “Biodiesel Magazine”, approached WIE about filming a training video, Biodiesel Production 101, at the WIE plant. We agreed to the filming of the video as long as we and our partner, REG, would have editing license for the video. The video debuted at the 2007 Biodiesel Conference and Expo in San Antonio, TX, in February. In addition to being shown to the over 4,000 attendees at that conference, it will be used in classrooms and boardrooms across the world to educate people about the biodiesel production process. It is a quality piece of work, and WIE is prominently and positively portrayed throughout the 9-minute video. The video was shown to the membership.
Highlights of the report from Bill Horan, the Chairman of the Board of Directors:
o	Almost $6.5 million in net income for WIE in just over six months operation.

o	Distribution to the unit holders of 33.5% of the net income.

o	WIE is working beneath a 40% distribution ceiling that was established by our lender in our construction loan agreement.

o	Addressing the $1,000 compensation to the board of directors, the following points were made:
♦ There is quality and valuable expertise contained within the current BOD;

♦ While there is provision for payment for other activities, no such payments have been made; and

♦ The board spends much time on WIE business outside of the monthly board meetings for which they are not compensated.

Bill Horan’s comments (continued):
o	The fact that WIE has over $10 million in assets and more than 500 unit holders qualifies us to be compliant with the rules and regulations of the Securities and Exchange Commission (SEC).
o	The SEC has regulations about information that can be discussed freely and in what forums it can be discussed.
o	During the last two months of 2006, biodiesel sales fell due to fear of a repeat of the winter issues that occurred in 2005.
o	That sales reduction caused WIE to operate at less than 100% of capacity during those months.
Bill introduced Larry Breeding, the General Manager at WIE, who provided the following highlights:
o	A comparison of the results for 2006 vs. the financial plan for the first year of operation was

	Plan	Actual
Months of Operation	12	7
Total Net Income	$8,165,994	$6,332,525
Income from CCC BioEnergy Program	$3,350,000	$178,200
Net Income before Other Income	$4,815,994	$5,252,985
Net Income per Month	$401,333	$721,855
o	Projections were built on soy bean oil that cost $0.25 per lb; current market price for soy bean oil is $0.32 per lb. That translates to a cost difference in the finished biodiesel of $0.50 per gallon!
o	Looking to 2007, we need to run 30 to 40 percent of our product from animal fat in order to duplicate 2006 results.
o	Communications from the WIE production group and the membership will improve during 2007
♦ The Website will be updated on a regular basis; and

♦ There will be newsletters sent on at least a quarterly timetable.
o	WIE personnel have set the process in motion that will target having the K-1 forms distributed by February 15, 2008.
o	The strengths and weaknesses of WIE were outlined as well as some of the opportunities that we have for success and the threats that we must overcome.
♦ WIE entered the biodiesel industry at the right time;

♦ WIE has a workforce that is unparalleled for work ethic and knowledge of the process;

♦ The flexibility that WIE has to process multiple feed stocks is a great strength;

♦ Located on the CN railroad, WIE is positioned to have easy access to key markets;

♦ WIE enjoys significant opportunities as a result of its association with REG: procurement; marketing; and R&D;

♦ WIE’s dependence upon natural gas and the volatility of those prices could be a threat; and

♦ We are continuing to lobby our government to continue and increase the tax subsidies that we enjoy.
o	WIE is a pioneer in the biodiesel industry and we are making history as we progress.

o	It is imperative that we work together as we lead this significant industry forward.
During the Question and Answer session, some interesting and challenging issues were brought up:
o	Can we use biodiesel to fire our steam boilers? Yes, but the boiler permit would need to be revisited with the authorities.

o	Are the co-products being studied to increase their value? Yes, the catalyzation of free fatty acids into biodiesel is being studied; and the conversion of glycerin into cooling fluids, polyols, and other chemical intermediates is also being studied.

o	There were questions concerning the financial performance of the plant; tax issues; and customers that were and were not part of the WIE biodiesel sales.

o	The compensation of the board of directors was discussed and there were statements made that supported both greater and lesser compensations. What will be the compensation in the future? The compensation of each slate of board of directors will be determined by that slate.

o	Is there truth to a rumor that a buy-out or a merger of WIE with other biodiesel plants is afoot? Should WIE desire to combine with another entity, it must be voted on and passed by a majority of the membership at a special meeting of the member. If a merger were approved by the members of WIE, the members could lose their small producers’ tax credit depending on the size of the merger.

o	It was expressed by some unit holders that they would like to see future elections done in a more confidential manner.
Denny Mauser reported the need to establish a PAC (political action committee) to work in behalf of WIE. He also reported on the legislative efforts that are being done to support WIE and the biodiesel industry in general.
It was announced that Nile Ramsbottom and Wayne Seaman had been re-elected to the board of directors. The final vote tally follows:

Nile Ramsbottom	14,830
Wayne Seaman	14,084
Rick Steinkamp	6,257
Dennis Lally	4,408
A motion was made and seconded that the meeting be adjourned. The motion passed.
An apology has been issued for the fire alarm that went off during the meeting and that was responsible for the abrupt ending of the meeting. The personnel at the community center now have a key with which they can disable the alarm in the case of another faulty sensor occurrence.

CONOCOPHILLIPS, TYSON TO MAKE BIODIESEL FUEL FROM FAT
Oil company ConocoPhillips and meat producer Tyson Foods plan to work together to produce biodiesel from animal fat, the companies reported on Monday, April 16. Beef, pork and chicken fat from Tyson rendering plants will be processed at ConocoPhillips refineries to create transportation fuel.
ConocoPhillips, the third-largest U.S. oil company, said it will begin spending to prepare several refineries to process the fuel. Tyson, the world’s largest chicken, beef and pork processor, said it will make capital improvements this summer at some of its rendering plants so it can start pre-processing animal fat. The companies said they expect that production from the project will ramp up over time to as much as 175 million gallons per year of biodiesel.
Tyson said production is expected to start late in 2007 and ramp up through spring 2009. At full production, Tyson expects annual earnings of 4 cents to 16 cents a share from the project. The companies did not disclose how much they expect to spend on the alliance or which plants would be used for the project. “We are firmly committed to leveraging our leadership position in the food industry to identify and commercialize renewable energy opportunities,” said Tyson Chief Executive Richard Bond in a statement.
Early this year, President Bush called for increased use of renewable fuels to reduce reliance on oil from the Middle East. Energy companies have come under pressure from environmentalists to increase production of renewable fuels. In 2006, U.S. biodiesel makers produced 225 million to 250 million gallons, or less than 6 million barrels, of the fuel, according to the National Biodiesel Board. That compared with an overall on-road diesel market of about 38 billion barrels, the board said.
Only a very small percentage of the biodiesel currently produced in the United States comes from animal fat; the main feedstock currently used to make biodiesel is soybean oil. ConocoPhillips and Tyson said the fats will be processed with hydrocarbon feed stocks to produce a high-quality diesel fuel that meets all federal standards for ultra-low-sulfur diesel. ConocoPhillips already produces biodiesel from soybeans at its Whitegate refinery in Cork, Ireland. Tyson, which formed a renewable energy unit late last year, has said it has access to about 2.3 billion pounds of animal fat annually—the equivalent 20,000 barrels a day of feedstock that can be turned into renewable fuel.
LEGISLATIVE UPDATE
The biodiesel industry urgently needs your help! The Iowa legislature is considering changing the definition of biodiesel to include “renewable diesel”. Renewable diesel is produced by merely running animal fat or vegetable oil through a traditional petroleum refinery along with crude oil in order to produce a type of diesel that contains a “renewable"—either vegetable or animal fat—component. It is not a methyl ester, and it does not meet the definition of biodiesel. This is a major threat to the biodiesel industry. Large petroleum refinery companies are lobbying the Iowa legislature very strongly to change the definition of biodiesel in the Iowa code to include “renewable diesel” and thereby include their product in the Iowa tax code.
Please contact your state legislators and the governors’ office and let them know about the devastating impact that this will have on the new and emerging biodiesel industry. This will impact everyone who has an investment in a biodiesel facility. We have posted a sample letter, entitled “Biodiesel Definition Letter”, which includes talking points and an example of a letter you may use in contacting your state legislators and the Governors’ office. Because this is also a national issue, you may want to contact your US Congressman as well as both Senator Grassley and Senator Harkin.
This is one of the most important issues facing the biodiesel industry, and your help is required. Nothing has more impact on a legislator than a letter or a telephone call from a constituent.
At the annual meeting, it was suggested that the interested unit holders send a letter along with selected policy statements to Governor Culver in support of aspects of the biodiesel industry. That letter, entitled “Membership Letter to Chet Culver 0330,” has been posted on the website along with “Policy Statements 0331.” You may use the letter as a guide to compose your own letter and include the policy or policies that you feel comfortable asking our governor to support.
You are a key part of the legislative process and a key part of the positive impact that Western Iowa Energy is attempting to have on the US fuel industry.

FINANCIAL PERFORMANCE—FIRST QUARTER 2007
In keeping with the SEC Compliance requirements, the financial performance of Western Iowa Energy is currently being reviewed by our auditor. Those results will be contained in our quarterly report on Form 10-QSB filed with the SEC no later than May 15, 2007. You may access our quarterly report of Form 10-QSB, annual report on Form 10-KSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) free of charge, on our website under the link “SEC Compliance” as soon as reasonably practicable after we electronically file such materials with, or furnish such materials to the SEC.
DISCLAIMER:
Throughout this report, we make “forward-looking statements” that involve future events, our future performance, and our future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties.
Western Iowa Energy, LLC
1220 S. Center St.
PO Box 399
Wall Lake, IA 51466
www.westerniowaenergy.com
Phone: 712-664-2173
Fax: 712-664-2183
Larry Breeding – General Manager – lbreeding@westerniowaenergy.com
Joe Reed – Operations Manager – jreed@westerniowaenergy.com
Joe Neppl – Accountant – jneppl@westerniowaenergy.com
Jeanne Sorensen – Compliance Coordinator – jsorensen@westerniowaenergy.com
Kris Ziegmann – Scale Operator/Receptionist – kziegmann@westerniowaenergy.com

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